Exhibit 99.1

For more information, contact:
Kevin Eichner (314) 725 5500
Frank Sanfilippo (314) 725 5500
Melissa Sturges (816) 221 7500

ENTERPRISE FINANCIAL REPORTS 45% INCREASE IN SECOND QUARTER
EARNINGS PER SHARE
Year-To-Date EPS Up 51%
Wealth Management Income Increases 50%
Company Stock Listed In Russell Index

St. Louis, July 18, 2005 – Enterprise Financial Services Corp (NASDAQ: EFSC), the parent company of Enterprise Bank & Trust, reported net income of $3.1 million or $0.29 per fully diluted share for the second quarter of 2005 versus $2.0 million or $0.20 per share in the same quarter of 2004—a 45% increase. For the six months ended June 30, 2005, the Company reported net income of $5.6 million or $0.53 per fully diluted share versus $3.5 million or $0.35 per share for the same period in 2004—a 51% increase.

“Enterprise Financial’s strong earnings momentum continues, reflecting robust growth in our banking and wealth management businesses,” said Kevin Eichner, president and CEO of Enterprise Financial. “We are enjoying a record year on many fronts. We were especially pleased to be included in the Russell 3000 Index recently – another milestone for EFSC – and to see a growing interest in our Company by institutional investors.”

The company’s net interest rate margin improved from 3.80% in the second quarter of 2004 to 4.19% in the same quarter of 2005. Driving this improvement was a 119 basis point increase in the yield on earning assets, and an increasing benefit from non-interest bearing deposits and equity, partially offset by a 102 basis point increase in the cost of interest-bearing liabilities. Approximately 62% of the loan portfolio (including impact of interest rate swaps) floats with the prime rate.

Net interest income increased $2.1 million or 23% in the second quarter of 2005 versus 2004. Portfolio loans are up $60 million or 13% annualized for the year from December 31, 2004 and over $92 million from prior year. Following a strong 33% annualized first quarter increase, portfolio loans at June 30, 2005 were down $14 million from March 31, 2005. Total deposits grew $59 million during the second quarter and year-to-date were up $56 million or 12% annualized. Noninterest bearing deposits as a percentage of total deposits were 20% as the company continues to protect its core funding advantages.

High asset quality continues to be a major attribute of Enterprise. The company experienced net charge-offs of $96,000 during the second quarter of 2005 versus net loan recoveries of $22,000 for the same period last year. Year-to-date, the company reported net loan recoveries of $92,000 versus net charge-offs of $479,000 in the same period in 2004, a positive variance of $571,000. Loan loss provision in the second quarter of 2005 was $226,000, compared to $740,000 in the same quarter last year due to lower nonperforming loan levels and slower loan growth in the quarter. Nonperforming loans were $2.1 million or 22 basis points of total loans at June 30, 2005 versus 28 basis points and 20 basis points at June 30, 2004 and December 31, 2004, respectively. The allowance for loan losses represented 1.33% of loans at June 30, 2005. This compares to 1.30% at year end 2004 and 1.32% one year ago.

The Company’s Wealth Management business continues to thrive. Wealth Management income increased 50% from $1.0 million in the second quarter of 2004 to $1.5 million in second quarter of 2005. Year-to-date, Wealth Management income is up $807,000 or 42%. Approximately $305,000 of the year-to-date increase over the prior year is coming from the Company’s new Wealth Products Group which was launched in March of 2004. Assets under administration were $1.5 billion at June 30, 2005, a 15% increase over December 31, 2004.

A rising earnings credit rate on commercial accounts offset by increased account activity resulted in deposit service charges remaining basically unchanged in the second quarter as compared to the same quarter in 2004. A rising interest rate environment and the resulting lower refinancing opportunities led to a decline in mortgage gains from $142,000 in second quarter 2004 to $80,000 in second quarter 2005.

The company’s efficiency ratio improved from 66.36% in the second quarter of 2004 to 61.78% in the second quarter of 2005. Noninterest expenses increased from $7.1 million in the second quarter of 2004 to $8.2 million in the same quarter of 2005. The increase in expense during the second quarter of 2005 was due primarily to the company’s new long term incentive plan and related expensing of Restricted Stock Units, higher bonus expense related to the Company’s annual performance incentive program, more competitive director compensation levels, higher commission expenses due to related revenues in Wealth Management, and higher professional fees associated with Sarbanes Oxley Section 404 compliance.

“We continue to see increased operating leverage as the combination of expense controls and strong growth in both business lines gives us significant lift. This is especially significant when one considers the impact of new types of expenses hitting our P&L such as those related to Sarbanes Oxley and the expensing of long term incentives,” said Eichner.

The Company’s effective tax rate for the quarter ended June 30, 2005 was 35.0% versus 30.8% for the same quarter last year. The 2004 tax rate is lower due to $163,000 of state income tax refunds related to amendments of prior state income tax returns that the Company recognized during the second quarter of 2004.

Enterprise Financial operates commercial banking and wealth management businesses in metropolitan St. Louis and Kansas City, with a primary focus on serving the needs of privately held businesses, their owners and other success-minded individuals. The Company’s stock is listed nationally on NASDAQ under the symbol EFSC.

Please refer to the Consolidated Financial Summary attached for more details.

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Readers should note that in addition to the historical information contained herein, this press release may contain forward-looking statements which are inherently subject to risks and uncertainties that could cause actual results to differ materially from those contemplated from such statements. Factors that could cause or contribute to such differences include, but are not limited to, burdens imposed by federal and state regulations of banks, credit risk, exposure to local economic conditions, risks associated with rapid increase or decrease in prevailing interest rates and competition from banks and other financial institutions, as well as those in Enterprise Financial’s 2004 Annual Report on Form 10-K.

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY
(unaudited)

	For the Quarter Ended June 30		For the Six Months Ended June 30

(In thousands except per share data)	2005	2004	2005	2004

INCOME STATEMENTS
Total interest income	$16,232	$11,701	$30,886	$22,645
Total interest expense	5,230	2,778	9,361	5,332

Net interest income	11,002	8,923	21,525	17,313
Provision for loan loss	226	740	1,012	1,337

Net interest income after provision for loan losses	10,776	8,183	20,513	15,976
NONINTEREST INCOME
Deposit service charges	537	540	1,020	997
Wealth Management income	1,487	1,048	2,711	1,904
Gain on sale of loans	80	142	102	210
Other income	121	88	229	186

Total noninterest income	2,225	1,818	4,062	3,297
NONINTEREST EXPENSE
Salaries and benefits	5,402	4,585	10,600	9,274
Occupancy	554	522	1,084	1,018
Furniture and equipment	188	176	360	358
Other	2,027	1,845	3,845	3,349

Total noninterest expense	8,171	7,128	15,889	13,999

Income before income tax	4,830	2,873	8,686	5,274
Income taxes	1,689	886	3,098	1,761

Net income	$3,141	$1,987	$5,588	$3,513

Basic earnings per share	$0.31	$0.21	$0.56	$0.36
Diluted earnings per share	$0.29	$0.20	$0.53	$0.35
Return on average assets	1.13%	0.80%	1.03%	0.74%
Return on average equity	16.01%	11.72%	14.66%	10.52%
Net interest rate margin (fully tax equivalized)	4.19%	3.80%	4.18%	3.84%
Yield on earning assets (fully tax equivalized)	6.15%	4.96%	5.98%	5.00%
Cost of paying liabilities	2.53%	1.51%	2.31%	1.51%
Net interest spread	3.62%	3.45%	3.67%	3.49%
Efficiency ratio	61.78%	66.36%	62.10%	67.92%
Noninterest expense to average assets	2.94%	2.88%	2.93%	2.94%

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (cont.)
(unaudited)

(In thousands except per share data)	Jun 30 2005	Mar 31 2005	Dec 31 2004	Sep 30 2004	Jun 30 2004

BALANCE SHEETS
ASSETS
Cash and due from banks	$35,156	$32,085	$28,324	$29,316	$31,790
Interest-bearing deposits	94	141	156	142	90
Debt and equity investments	89,193	92,572	121,638	93,007	93,492
Federal funds sold	43,149	—	—	38,712	12,396
Loans held for sale	3,996	4,180	2,376	1,599	2,383
Portfolio loans	958,878	972,802	898,505	874,092	866,814
Less allowance for loan losses	12,769	12,639	11,665	11,441	11,448

Net loans	946,109	960,163	886,840	862,651	855,366

Premises and equipment, net	9,556	8,413	8,044	7,071	7,067
Goodwill	1,938	1,938	1,938	1,938	1,938
Other assets	11,331	11,090	10,634	11,954	11,577

Total assets	$1,140,522	$1,110,582	$1,059,950	$1,046,390	$1,016,099

LIABILITIES AND SHAREHOLDERS’ EQUITY
Non-interest bearing deposits	$199,136	$190,667	$197,283	$184,426	$182,679
Interest bearing deposits	796,548	746,126	742,345	752,509	688,333

Total deposits	995,684	936,793	939,628	936,935	871,012
Subordinated debentures	20,620	20,620	20,620	20,619	20,619
FHLB advances	30,564	68,879	10,299	11,413	51,432
Federal funds purchased	—	—	6,333	—	—
Other borrowings	7,230	2,303	3,532	430	296
Other liabilities	5,984	5,263	6,812	5,947	5,355

Total liabilities	1,060,082	1,033,858	987,224	975,344	948,714
Shareholders’ equity	80,440	76,724	72,726	71,046	67,385

Total liabilities and shareholders’ equity	$1,140,522	$1,110,582	$1,059,950	$1,046,390	$1,016,099

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (cont.)
(unaudited)

	For the Quarter Ended

(In thousands except per share data)	Jun 30, 2005	Mar 31, 2005	Dec 31, 2004	Sep 30, 2004	Jun 30, 2004

EARNINGS SUMMARY
Net interest income	$11,002	$10,522	$10,018	$9,394	$8,923
Provision for loan losses	226	786	775	100	740
Wealth Mangement income	1,487	1,223	1,283	1,119	1,048
Noninterest income	738	614	663	758	770
Noninterest expense	8,171	7,717	8,276	7,057	7,128
Income before income tax	4,830	3,856	2,913	4,114	2,873
Net income	3,141	2,447	1,846	2,853	1,987
Diluted earnings per share	$0.29	$0.23	$0.18	$0.28	$0.20
Return on average equity	16.01%	13.23%	10.15%	16.50%	11.72%
Net interest rate margin (fully tax equivalized)	4.19%	4.18%	3.85%	3.85%	3.80%
Efficiency ratio	61.78%	62.44%	69.17%	62.61%	66.36%
MARKET DATA
Book value per share	$8.00	$7.65	$7.44	$7.30	$6.96
Market value per share	$23.65	$19.00	$18.50	$14.60	$14.70
Period end common shares	10,056	10,032	9,778	9,732	9,684
Average basic common shares	10,046	9,922	9,747	9,724	9,680
Average diluted common shares	10,676	10,521	10,224	10,074	9,987
ASSET QUALITY
Net charge-offs (recoveries)	$96	$(188)	$551	$107	$(22)
Nonperforming loans	$2,136	$3,134	$1,826	$1,722	$2,401
Nonperforming loans to total loans	0.22%	0.32%	0.20%	0.20%	0.28%
Allowance for loan loss to total loans	1.33%	1.30%	1.30%	1.31%	1.32%
Net charge-offs (recoveries) to average loans (annualized)	0.04%	(0.08)%	0.25%	0.05%	(0.01)%
CAPITAL
Average equity to average assets	7.07%	6.98%	6.62%	6.72%	6.85%
Tier 1 capital to risk-weighted assets	10.14%	9.73%	9.94%	9.89%	9.83%
Total capital to risk-weighted assets	11.39%	10.98%	11.19%	11.14%	11.08%
AVERAGE BALANCES
Portfolio loans	$963,570	$932,910	$872,700	$856,221	$849,868
Earning assets	1,067,366	1,034,525	1,047,990	983,331	957,518
Total assets	1,113,075	1,075,724	1,092,674	1,022,998	995,139
Deposits	942,466	919,910	977,359	904,583	863,433
Shareholders’ equity	78,701	75,037	72,345	68,769	68,183